Exhibit 10.1

WILLIAM A. MOLL

AGREEMENT

WITH

STEIN MART, INC.

This Agreement (this “Agreement”) entered into in the City of Jacksonville and State of Florida between Stein Mart, Inc., a Florida corporation and its divisions, subsidiaries and affiliates (the “Company”), and WILLIAM A. MOLL (“Executive”), is made as of the 15th day of September, 2009 (the “Effective Date”).

In consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

SECTION 1. TERM OF EMPLOYMENT

(a) Term. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, for a period of two (2) year(s) beginning on the Effective Date (the “Term”).

SECTION 2. DEFINITIONS

“Board of Directors” means the Board of Directors of Stein Mart, Inc. and any of its divisions, affiliates or subsidiaries.

“Cause” means the occurrence of any one or more of the following:

(a) Executive has been convicted of, or pleads guilty or nolo contendere to, a felony involving dishonesty, theft, misappropriation, embezzlement, fraud crimes against property or person, or moral turpitude which negatively impacts the Company; or

(b) Executive intentionally furnishes materially false, misleading, or omissive information to the Company or persons to whom the Executive reports; or

(c) Executive intentionally fails to fulfill any assigned responsibilities for compliance with the Sarbanes-Oxley Act of 2002 or violates the same; or

(d) Executive intentionally and wrongfully damages material assets of the Company; or

(e) Executive intentionally and wrongfully discloses material Confidential Information of the Employer; or

(f) Executive intentionally and wrongfully engages in any competitive activity which would constitute a material breach of the duty of loyalty; or

(g) Executive intentionally breaches any stated material employment policy or any material provision of the Company’s Ethics Policy, or

(h) Executive intentionally commits a material breach of this Agreement, or

(i) Executive intentionally engages in acts or omissions which constitute failure to follow reasonable and lawful directives of the Company, provided, however, that such acts or omissions are not cured within five (5) days following the Company’s giving notice to Executive that the Company considers such acts or omissions to be “Cause” under this Agreement.

No act, or failure to act, on the part of Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interests of the Company. Failure to meet performance standards or objectives shall not constitute Cause for purposes hereof.

“Change in Control” means the occurrence of any of the following: (a) the Board approves the sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions; (b) the Company sells and/or one or more shareholders sells a sufficient amount of its capital stock (whether by tender offer, original issuance, or a single or series of related stock purchase and sale agreements and/or transactions) sufficient to confer on the purchaser or purchasers thereof (whether individually or a group acting in concert) beneficial ownership of at least 35% of the combined voting power of the voting securities of the Company; (c) the Company is party to a merger, consolidation or combination, other than any merger, consolidation or combination that would result in the holders of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or combination; or (d) a majority of the board of directors consists of individuals who are not Continuing Directors (for this purpose, a Continuing Director is an individual who (i) was a director of the Company on July 1, 2008 or (ii) whose election or nomination as a director of the Company is approved by a vote of at least a majority of the directors then comprising the Continuing Directors). For purposes hereof, the definition of a Change of Control shall be construed and interpreted so as to comply with the definition contained in Code Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code shall be deemed to refer to any successor provision thereto and the regulations promulgated thereunder.

“Compensation Committee” means the Company’s Compensation Committee or, if no such committee exists, the term Compensation Committee shall mean the Company’s Board of Directors.

“Competing Business” means any business which (i) at the time of determination, is substantially similar to the whole or a substantial part of the business conducted by the Company or any of its divisions or affiliates; (ii) at the time of determination, is operating a store or stores which, during its or their fiscal year preceding the determination, had aggregate net sales, including sales in leased and licensed departments, in excess of $10,000,000, if such store or any such stores is or are located in a city or within a radius of 25 miles from the outer limits of a city where the Company, or any of its divisions or affiliates, is operating a store or stores which, during their fiscal year preceding the determination, had aggregate net sales, including sales in leased and licensed departments, in excess of $10,000,000; and (iii) had aggregate net sales at all locations, including sales in leased and licensed departments and sales by its divisions and affiliates, during its fiscal year preceding that in which the Executive first rendered personal services thereto, in excess of $25,000,000.

“Continuation Period” means a period following the Termination Date of the Executive’s employment with the company equal to:

(a)	twelve (12) months (a) following a termination by the Company due to a non-renewal of the Term of this Agreement under §5(a) hereof, or (b) following a termination by the Company without Cause or by the Executive for Good Reason under §5(b) hereof, or

(b)	twenty-four (24) months following a termination (a) by the Company without Cause following a Change in Control under §5(f)(i) hereof, or (b) by the Executive for Good Reason following a Change in Control under §5(b) as the definition of Good Reason is expanded in §5(b)(i) hereof.

“Current Insurance Coverage” means medical, dental, life and accident and disability insurance with coverage consistent with the lesser of (i) the coverage in effect at Executive’s termination, or (ii) the coverage in effect from time to time as applied to persons in positions similar to the position held by Executive at the time of termination.

“Disability” means Executive’s incapacity due to physical or mental illness or cause, which results in the Executive being unable to perform his duties with Company on a full-time basis for a period of six (6) consecutive months. Any dispute as to disability shall be conclusively determined by written opinions rendered by two qualified physicians, one selected by Executive, and one selected by Company; provided that if such opinions are conflicting, then such physicians shall select a mutually agreeable third physician whose opinion shall be conclusive and binding.

“Earned Bonus” means the bonus paid, if any, pursuant to the Company’s incentive compensation plans in effect from time to time. Earned Bonus shall be prorated based on the ratio of the number of days during such year that Executive was employed to 365.

“Good Reason” means the occurrence of any one or more of the following:

(a)	a material and continuing failure to pay to Executive compensation and benefits (as described in Section 4) that have been earned, if any, by Executive, except failure to pay or provide compensation or benefits that are in dispute between the Company and the Executive unless such failure continues following the resolution of such dispute; or

(b)	a material reduction in Executive’s compensation or benefits (as described in Section 4) which is materially more adverse to the Executive than similar reductions applicable to other executives of a similar level of status within the Company as Executive; or

(c)	any failure by the Company to comply with any of the material provisions of this Agreement and which is not remedied by the Company within thirty (30) days after receipt of notice thereof given by Executive; or any requirement that Executive perform duties that, in the good faith and reasonable professional judgment of Executive, after consultation with the Board of Directors of the Company, are inconsistent with ethical or lawful business practices; or Executive’s being required to relocate to a principal place of employment more than one-hundred (100) miles from his current principal place of employment in Jacksonville, Florida during the Term unless the Company shall pay all reasonable costs and expenses related thereto; or if following a Change in Control only, there occurs a material change in Executive’s duties, roles, or responsibilities. For purposes of this subsection, “material change” shall be of such a character that a reasonable person serving in a like or similar executive capacity would feel compelled to resign from employment. Examples of “material change” include, but are not limited to substantial reduction of Executive’s authority to make decisions relating to his or her business responsibilities; Executive being required to assume or perform substantially greater responsibilities (without additional compensation) than previously required to perform; substantial reduction of Executive’s responsibilities for personnel matters relating to his or her business operations; substantial alteration or change in Executive’s work schedule; any restructuring or reassignment of any of the Executive’s responsibilities, in a manner that diminishes them or is materially adverse to the Executive, from that which was in effect at the time of the Change in Control; and other substantial changes in Executive’s terms or conditions of employment not related to Executive’s principal business responsibilities. Good Reason pursuant to this subsection shall not exist unless (a) the Executive’s “material change” has existed for a period of at least six months; (b) Executive has consulted with management senior to Executive and his or her supervisor, in a good faith effort to resolve the issues giving Executive reason to believe a “material change” has occurred; and (c) Executive gives written notice of Executive’s resignation for Good Reason under this paragraph within eight months following the commencement of the “material change.”

“Termination Date” means the date of Executive’s termination of employment, or if the Executive continues to provide services to Stein Mart, Inc. or its 409A affiliates following his termination of employment, such later date as is considered a separation from service from Stein Mart, Inc. and its 409A affiliates within the meaning of Code Section 409A. For purposes of this Agreement, the Executive’s “termination of employment” shall be presumed to occur when Stein Mart, Inc. and the Executive reasonably anticipate that no further services will be performed by the Executive for Stein Mart, Inc. and its 409A affiliates or that the level of bona fide services the Executive will perform as an employee of Stein Mart, Inc. and its 409A affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for Stein Mart, Inc. and its 409A affiliates over the immediately preceding 36-month period (or such lesser period of services). Whether the Executive has experienced a termination of employment shall be determined by Stein Mart, Inc. in good faith and consistent with Section 409A of the Code. Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Executive will not be deemed to have experienced a termination of employment for the first six (6) months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment, the leave may be extended by Stein Mart, Inc. for up to 29 months without causing a termination of employment. For purposes hereof, the term “409A affiliate” means each entity that is required to be included in Stein Mart, Inc.’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with Stein Mart, Inc. within the meaning of Section 414(c) of the Code; provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

SECTION 3. TITLE, POWERS AND RESPONSIBILITIES

(a) Title. Executive shall be the Senior Vice President of the Company or such other title as designated by the Chief Executive Officer or the Company’s Board of Directors.

(b) Powers and Responsibilities.

(1) Executive shall use Executives best efforts to faithfully perform the duties of his employment and shall perform such duties as are usually performed by a person serving in Executive’s position with a business similar in size and scope as the Company and such other additional duties as may be prescribed from time to time by the Company which are reasonable and consistent with the Company’s operations, taking into account officer’s expertise and job responsibilities. Executive agrees to devote Executive’s full business time and attention to the business and affairs of the Company. Executive shall serve on such boards and in such offices of the Company or its subsidiaries as the Company’s Board of Directors reasonably requests without additional compensation.

(2) Executive, as a condition to his employment under this Agreement, represents and warrants that he can assume and fulfill responsibilities described in Section 3(b)(1) without any risk of violating any non-compete or other restrictive covenant or other agreement to which he is a party. During the Employment Term Executive shall not enter into any agreement that would preclude, hinder or impair his ability to fulfill responsibilities described in Section 3(b)(1) specifically or this Agreement generally.

SECTION 4. COMPENSATION AND BENEFITS

(a) Annual Base Salary. Executive’s base salary shall be $436,525.00 per year (“Annual Base Salary”), which amount may be periodically reviewed at the discretion of the Compensation Committee. The Annual Base Salary and any payments to the Executive during any Continuation Period shall be payable in accordance with the Company’s standard payroll practices and policies (unless otherwise expressly provided herein) and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies.

(b) Earned Bonus; Incentive Compensation. Executive shall be eligible to receive an Earned Bonus. Executive shall also be eligible to participate in such annual and long term incentive plans as are in effect from time to time as applicable to persons at Executive’s level of authority and position. Nothing in this Section 4(b) guarantees that any Earned Bonus or other incentive compensation will be paid.

(c) Employee Benefit Plans. Executive shall be entitled to receive the benefits described in Schedule A attached hereto, if and for as long as the Company sponsors such plans and such plans remain in effect for other executives with the same level of status as Executive.

(d) Stock Options. The Board of Directors, in its discretion, may grant rights to Executive under the Stein Mart, Inc. Omnibus Plan (the “Option Plan”) on terms set by the Board of Directors or the Compensation Committee.

(e) Deferred Compensation. Executive will participate in the Stein Mart Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). The Company reserves the right to alter, modify, revise or eliminate the Deferred Compensation Plan provided that any such change to the terms will apply to Executive and similarly situated participants.

(f) Vacation, Holidays and Salary Continuation. Executive shall receive a total of 27 days of paid vacation, or holidays on a pro rata basis during any 365 day period of the Term. The amount may be adjusted in accordance with the Company’s standard policy or as directed by the Company’s Board of Directors. Any vacation or holiday leave time not used during any 365 day period of the Term will not carry forward to the next 365 period and will be forfeited.

(g) Expense Reimbursements. Executive shall have the right to expense reimbursements in accordance with the Company’s standard policy on expense reimbursements as in effect from time to time.

(h) Indemnification. With respect to Executive’s acts or failures to act during his employment in his capacity as an officer, employee or agent of the Company, Executive shall be entitled to indemnification from the Company, and to liability insurance coverage (if any), on the same basis as other officers of the Company. Executive shall be indemnified by Company, and Company shall pay Executive’s related expenses when and as incurred, all to the full extent permitted by law. Subject to applicable law, the Company reserves the right to discontinue indemnification in the event the Company determines that the Executive has breached this Agreement or the Executive has advances, or intends to advance, a business or legal position contrary to the Company’s interests. Notwithstanding the foregoing, Executive shall not be entitled to any indemnification if a judgment or other final adjudication establishes that any act or omission of Executive was material to the cause of action so adjudicated and that such act or omission constituted: (i) a criminal violation, unless Executive had reasonable cause to believe that Executive’s conduct was lawful or had no reasonable cause to believe that such conduct was unlawful, (ii) a transaction from which Executive derived an improper personal benefit, or (iii) willful misconduct or a conscious disregard for the best interests of the Company.

(i) Automobile Allowance. The Company will pay Executive $1,100 per month (paid quarterly) which shall be used for the lease, purchase, maintenance and/or operation of a vehicle that Executive is to use for business travel or may use for personal travel. Executive shall be solely responsible for any taxes associated with the automobile allowance afforded to him.

(j) Other Perquisites. The Company will provide Executive with such other perquisites as may be made generally available to others in a similar level of executive position within the Company.

SECTION 5. TERMINATION OF EMPLOYMENT

(a) General; Non-Renewal. The Board of Directors shall have the right to terminate Executive’s employment and this Agreement at any time with or without Cause, and Executive shall have the right to terminate his employment and this Agreement at any time with or without Good Reason; provided that obligations under this Section 5, Section 6 and Section 7 shall survive termination of the Agreement. The Board of Directors may delegate its powers to terminate the Executive to the persons to whom the Executive reports. In the event the Company elects not to renew the Executive’s employment following the end of the Term with compensation and benefits not materially less advantageous to the Executive than those set forth in this Agreement, but the Executive is willing and able to enter into a renewal of this Agreement with compensation and benefits not materially less advantageous to the Executive than those set forth in this Agreement, then upon termination of the Executive’s employment, (i) the Company shall pay the Executive his normal base salary for twelve (12) consecutive months beginning six (6) months following the Termination Date (subject in each case to such withholdings as required by law), and (ii) the Company shall continue until the earlier to occur of the end of the Continuation Period or until such time as the Executive commences a new job, to maintain in effect for such Executive at the Company’s cost the Executive’s Current Insurance Coverage; provided that if the taxable value of the continued life and accident and disability coverage to Executive during the first six (6) months following the Termination Date exceeds the annual dollar limit in effect under Code Section 402(g)(1)(B) for the year of such termination, then the Executive shall pay the premiums in excess of such limit for such coverage during such six (6)-month period and after the end of such six (6)-month period, the Company shall reimburse the Executive for the amount of the premiums paid by the Executive, without interest thereon.

(b) Termination by Board of Directors without Cause or by Executive for Good Reason. If (i) the Board of Directors terminates Executive’s employment without Cause, or (ii) Executive resigns for Good Reason, then in either of those circumstances, the Company’s only obligation to Executive under this Agreement (except as provided in §5(f) hereof) shall be to pay Executive his earned but unpaid base salary, if any, up to the date of his termination of employment, plus 100% of his current total Annual Base Salary as specified in Section 4(a) (subject to such withholdings as required by law) payable in periodic payments (consistent with the payroll periods then in effect) for twelve (12) consecutive months beginning six (6) months following the Termination Date. During the Continuation Period the Executive shall also continue to receive, at the Company’s cost, the Current Insurance Coverage; provided that if the taxable value of the continued life and accident and disability coverage to Executive during the first six (6) months following the Termination Date exceeds the annual dollar limit in effect under Code Section 402(g)(1)(B) for the year of such termination, then the Executive shall pay the premiums in excess of such limit for such coverage during such six (6)-month period and after the end of such six (6)-month period, the Company shall reimburse the Executive for the amount of the premiums paid by the Executive, without interest thereon.

(c) Termination by the Board of Directors for Cause or by Executive without Good Reason. If the Board of Directors of the Company terminates Executive’s employment for Cause or Executive resigns without Good Reason, the Company’s only obligation to Executive under this Agreement shall be to pay Executive his earned but unpaid base salary, if any, up to the date of his termination of employment, and the Company shall have no obligation to pay any Earned Bonus with respect to the year during which the Termination Date occurs. The Company shall only be obligated to make such payments and provide such benefits under any employee benefit plan, program or policy in which Executive was a participant as are explicitly required to be paid to Executive by the terms of any such benefit plan, program or policy following the Termination Date.

(d) Termination for Disability. Subject to the definitions and requirements of Section 2 (“Disability”), after six (6) consecutive months of such disability leave of absence, Executive’s service may be terminated by Company. In the event Executive is terminated from employment due to Disability, the Company shall:

(i) pay Executive his Annual Base Salary through the end of the month in which his employment terminates as soon as practicable after his employment terminates; provided that if such payment exceeds the applicable dollar amount in effect under Code Section 402(g)(1)(B) for the year in which such termination occurs, then the payment in excess of such applicable dollar amount shall be paid following six (6) months after the Executive’s Termination Date;

(ii) pay Executive his Earned Bonus, pro rata and if any, for the fiscal year in which such termination of employment occurs, which amount shall be paid at the same time the Earned Bonus would have been paid had Executive remained in employment;

(iii) pay Executive an additional nine (9) months of compensation at the then-Annual Base Salary, which aggregate amount shall be payable in equal semi-monthly installments beginning not earlier than six (6) months following the Termination Date and continuing for nine (9) months thereafter;

(iv) pay or cause the payment of benefits to which Executive is entitled under the terms of any disability plan of the Company covering the Executive at the time of such Disability:

(v) pay premiums for COBRA coverage as provided in Section 5(g);

(vi) make such payments and provide such benefits as otherwise called for under the terms of each other employee benefit plan, program and policy in which Executive was a participant; provided no payments made under Section 5(d)(ii) or Section 5(d)(iii) shall be taken into account in computing any payments or benefits described in this Section 5(d)(iv); and

(vii) in the event the Executive has any options or restricted shares (but excluding “performance shares” which shall be governed by the terms set forth in the grant as to such shares) which are not vested on the date of termination for Disability, then pay to the Executive (i) as to any unvested options, the net value of the excess, if any, of the closing price of the Company’s shares on the NASDAQ for the day on which the termination due to Disability occurs and the exercise price of such unvested options multiplied by the number of shares subject to options which failed to vest; and (ii) as to any unvested restricted shares, the value of the closing price of the Company’s shares on the NASDAQ for the day on which the termination due to Disability occurs multiplied by the number of restricted shares, if any, which failed to vest due to such termination of employment for Disability.

Notwithstanding the Executive’s Disability, during the period of Disability leave, Executive shall be paid in full (net of insurance) as if he or she were actively performing services. Executive agrees to simultaneously utilize available leave under the Family and Medical Leave Act of 1993 during such disability leave of absence. During the period of such Disability leave of absence, the Board of Directors may designate someone to perform Executive’s duties. Executive shall have the right to return to full-time service so long as he is able to resume and faithfully perform his full-time duties.

(e) Death. If Executive’s employment terminates as a result of his death, the Company shall:

(i) pay to Executive’s estate his Annual Base Salary through the end of the month in which his employment terminates as soon as practicable after his death;

(ii) pay to Executive’s estate his Earned Bonus, when actually determined, for the year in which Executive’s death occurs;

(iii) make such payments and provide such benefits as otherwise called for under the terms of each other employee benefit plan, program and policy in which Executive was a participant; provided no payments made under Section 5(e)(ii) shall be taken into account in computing any payments or benefits described in this Section 5(e)(iii); and

(iv) in the event the Executive has any options or restricted shares (but excluding “performance shares” which shall be governed by the terms set forth in the grant as to such shares) which are not vested on the date of termination for death, then pay to the Executive’s estate (i) as to any unvested options, the net value of the excess, if any, of the closing price of the Company’s shares on the NASDAQ for the day on which the death occurred and the exercise price of such unvested options multiplied by the number of shares subject to options which failed to vest; and (ii) as to any unvested restricted shares, the value of the closing price of the Company’s shares on the NASDAQ for the day on which the death occurred multiplied by the number of restricted shares, if any, which failed to vest due to such termination of employment for death.

Any amounts payable to Executive under this Agreement which are unpaid at the date of Executive’s death or payable hereunder or otherwise by reason of his death, shall be paid in accordance with the terms of this Agreement to Executive’s estate; provided that if there is a specific beneficiary designation in place for any specific amount payable, then payment of such amount shall be made to such beneficiary.

(f) Change in Control. If a Change in Control occurs, then for a period beginning on the occurrence of the Change in Control and ending two years following that occurrence (the “Post Change in Control Period”):

(i) In addition to the other events constituting Good Reason under this Agreement, the following shall also constitute Good Reason: if the Executive is willing and able to continue employment with the Company but the Company exercises its right to either not renew this Agreement, or only offers to renew this Agreement only under conditions or terms which would constitute a “material change” (as that term is defined in the definition of Good Reason), provided, however, that notice of exercise of the Executive’s termination for Good Reason must be received by the Company during the Post Change in Control Period and not later than thirty (30) days after the Company exercises its right not to renew this Agreement or to renew the Agreement only on terms which would constitute a “material change”; and

(ii) In the event of termination of the Executive’s employment with the Company pursuant to §5(b) hereof either by the Company without Cause, or by the Executive for Good Reason (as such term is expanded to include the circumstances described in §5(f)(i) above), with notice of such termination given within the Post Change in Control Period, then the Executive shall receive the following (the “CIC Severance Payments”) in a lump sum payable in funds immediately available in Jacksonville, Florida not earlier than six (6) months following the Termination Date and not later than seven (7) months following Termination Date: an amount equal to 200% of the sum of (A) the total of severance payments (other than continued insurance coverage) provided under §5(b) of this agreement (and in lieu thereof), and (B) the Earned Bonus in the year of the Termination Date. For purposes of this subsection (f) Earned Bonus shall not be prorated and shall be an amount equal to “Target” bonus as defined in the Company’s incentive compensation plan in effect from time to time.

(g) Benefit Continuation. Provided Executive is eligible for COBRA coverage, and has not been terminated from employment for Cause or resigned without Good Reason, then the Company shall pay the Executive’s COBRA premiums commencing on the date of the Executive’s termination of employment and continuing for the applicable Continuation Period in order to continue Executive’s health insurance coverage and maintain such coverage in effect; provided that following the end of the COBRA continuation period, if Executive’s health insurance coverage is provided under a health plan that is subject to Code Section 105(h), benefits payable under such health plan shall comply with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv) and, if necessary, the Company shall amend such health plan to comply therewith.

(h) Relinquishment of Corporate Positions. Executive shall automatically cease to be an officer and/or director of the Company and its affiliates as of his date of termination of employment.

(i) Limitation. Anything in this Agreement to the contrary notwithstanding, Executive’s entitlement to or payments under any other plan or agreement shall be limited to the extent necessary so that no payment to be made to Executive on account of termination of his employment with the Company will be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such limitation, Executive’s net after tax benefit shall exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” shall mean (i) the sum of all payments and benefits that Executive is then entitled to receive under any section of this Agreement or other plan or agreement that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (ii) the amount of federal income tax payable with respect to the payments and benefits described in clause (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise tax imposed with respect to the payments and benefits described in clause (i) above by Section 4999 of the Code. Any limitation under this Section 5(i) of Executive’s entitlement to payments shall be made in the manner and in the order directed by Executive.

SECTION 6. COVENANTS BY EXECUTIVE

(a) Company Property. Upon the termination of Executive’s employment for any reason, Executive shall promptly return all Company Property which had been entrusted or made available to Executive by the Company. “Property” means all records, files, memoranda, communication, reports, price lists, plans for current or prospective business operations, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by the Company (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, processes, intellectual property, inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive’s employment which relate to the Company or its products or services or operations.

(b) Trade Secrets. Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not directly or indirectly use or disclose any Trade Secret that Executive may have acquired during the term of Executive’s employment by the Company for so long as such information remains a Trade Secret. “Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by the Company to maintain its secrecy. This Section 6(b) is intended to provide rights to the Company which are in addition to, not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

(c) Confidential Information. During the Employment Term and continuing thereafter indefinitely, Executive shall hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, any Confidential Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company without the prior written consent of the Board of Directors unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive’s performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or any of its subsidiaries or affiliates, including, without limitation, trade secrets, customer or supplier lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, advertising campaigns, information regarding customers or suppliers, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans and the terms and conditions of this Agreement that has not become generally available to the public.

(d) Non-Competition. Executive recognizes that his duties will entail the receipt of Trade Secrets and Confidential Information as defined in this Section 6. Those Trade Secrets and Confidential Information have been developed by the Company at substantial cost and constitute valuable and unique property of the Company. Accordingly, the Executive acknowledges that protection of Trade Secrets and Confidential Information is a legitimate business interest. Executive agrees not to compete with the Company during the Employment Term and for a reasonable and limited period thereafter. Therefore, during the Employment Term and during the applicable Continuation Period thereafter (or, in the event of as termination for Cause by the Company or without Good Reason by the Executive, a period of two (2) years following the Termination Date), the Executive shall not have an investment of $100,000.00 or more in a Competing Business (as defined herein) and shall not render personal services to any such Competing Business in any manner, including, without limitation, as owner, partner, director, trustee, officer, employee, consultant or advisor thereof. If the Executive shall breach the covenants contained in this Non-Competition provision, the Company shall have no further obligation to make any payment to the Executive pursuant to this Agreement and may recover from the Executive all such damages as it may be entitled to at law or in equity. In addition, the Executive acknowledges that any such breach is likely to result in irreparable harm to the Company. The Company shall be entitled to specific performance of the covenants in this Section 6, including entry of a temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 6, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this Section 6 shall be construed as agreements independent of any other provision of this Agreement or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants. The provisions of this subsection (d) shall not be applicable to Executive if Executive is terminated from employment without Cause or the Executive resigns from employment for Good Reason

(e) Non-Solicitation. During the Employment Term and for a period of two years hereafter (such period is referred to as the “No Recruit Period”), the Executive will not solicit, either directly or indirectly, any person that he knows or should reasonably know to be an employee of the Company, whether any such employees are now or hereafter through the No Recruit Period so employed or engaged to terminate their employment with the Company. The foregoing is not intended to limit any legal rights or remedies that any employee of the Company may have under common law with regard to any interference by Executive at any time with the contractual relationship the Company may have with any of its employees.

(f) Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this Section 6 are obligations which will continue beyond the date Executive’s employment terminates and that such obligations are reasonable, fair and equitable in scope. The terms and duration are necessary to protect the Company’s legitimate business interests and are a material inducement to the Company to enter into this Agreement. Executive further acknowledges that the consideration for this Section 6 is his employment or continued employment. Executive will not be paid any additional compensation during this Restricted Period for application or enforcement of the restrictive covenants contained in this Section 6.

(g) Work Product. The term “Work Product” includes any and all information, programs, concepts, processes, discoveries, improvements, formulas, know-how and inventions, in any form whatsoever, relating to the business or activities of the Company, or resulting from or suggested by any work developed by the Executive in connection with the Company, or by the Executive at the Company’s request. Executive acknowledges that all Work Product developed during the Term is property of the Company and accordingly, Executive does hereby irrevocably assign all Work Product developed by the Executive to the Company and agrees: (a) to assign to the Company, free from any obligation of the Company to the Executive, all of the Executive’s right, title and interest in and to Work Product conceived, discovered, researched, or developed by the Executive either solely or jointly with others during the term of this Agreement and for three (3) months after the termination or nonrenewal of this Agreement; and (b) to disclose to the Company promptly and in writing such Work Product upon the Executive’s acquisition thereof.

SECTION 7. MISCELLANEOUS

(a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to:

STEIN MART, INC.

Attention: General Counsel

1200 Riverplace Boulevard, 10th Floor

Jacksonville, FL 32207

Facsimile: (904) 346-1297

Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

(b) No Waiver. No failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

(c) Governing Law. This Agreement shall be governed by Florida law without reference to the choice of law principles thereof.

(d) Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company or any segment of such business. The Company may assign this Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company. The Company will require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean Company as defined above and, unless the context otherwise requires, any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Executive’s rights and obligations under this Agreement are personal and shall not be assigned or transferred.

(e) Other Agreements. This Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company, and this Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions.

(f) Amendment. No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

(g) Invalidity and Severability. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.

(h) Litigation. In the event that either party to this Agreement institutes litigation against the other party to enforce his or its respective rights under this Agreement, each party shall pay its own costs and expenses incurred in connection with such litigation. As a material part of the consideration for this Agreement, BOTH PARTIES HERETO WAIVE ANY RIGHT TO A TRIAL BY A JURY in the event of any litigation arising from this Agreement. All legal actions arising out of or connected with this Agreement must be instituted solely in the Circuit Court of Duval County, Florida, or in the Federal District Court for the Middle District of Florida, Jacksonville Division, and all parties hereto do hereby agree to submit to the exclusive personal jurisdiction of such courts. Each of the parties hereby expressly and irrevocably submits to the jurisdiction of such courts for the purposes of any such action and expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such action brought in any such court and any claim that any such action has been brought in an inconvenient forum.

(i) Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Executive Reclusal. Executive shall recluse himself from all deliberations of the Board regarding this Agreement, Executive’s employment by the Company or related matters.

[Signature page to follow]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of the Effective Date.

STEIN MART, INC.		EXECUTIVE

By:	/s/ David H. Stovall, Jr.	/s/ William A. Moll
	David H. Stovall, Jr., President	William A. Moll
Date: October 2, 2009

SCHEDULE A

BENEFITS

1.	Retirement Plan/Life Insurance/AD&D

The Executive shall be entitled to participate in all retirement plans and will be entitled to life insurance and AD&D benefits which other senior executives of the Company or affiliates of the Company are eligible.

2.	Long-Term Disability

The Executive shall be entitled to participate in all Long-Term and Life Time Disability plans which other senior executives of the Company or affiliates of the Company are eligible.

3.	Medical/Dental Benefits

The Executive shall be entitled to medical/dental benefits which other senior executives of the Company or affiliates of the Company are eligible.

A-1